AMENDMENT NO. 1 TO

AMENDED AND RESTATED PARTICIPATION AGREEMENT

The Amended and Restated Participation Agreement (the “Agreement”), dated as of January 1, 2015, as amended, by and among Invesco Variable Insurance Funds, a Delaware trust (“AVIF”); Invesco Distributors, Inc., a Delaware corporation (“Invesco”); Jefferson National Life Insurance Company, a Texas life insurance company (“JNL”); Jefferson National Life Insurance Company of New York, a New York life insurance company (“JNL NY”); and Jefferson National Securities Corporation is hereby amended as follows:

The following is added under “Section 2. Processing Transactions” before Section 2.1(a).

“Notwithstanding the provisions of paragraph (b) of this Section 2.1, the Parties agree to communicate, process and settle purchase and redemption transactions for Shares (collectively, “Share transactions”) via the Fund/SERV and Networking systems of the National Securities Clearing Corporation (hereinafter, “NSCC”). JNL, JNL NY and AVIF each represents and warrants that it: (a) is a member in good standing of the NSCC or otherwise has access to the facilities of the NSCC, (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Share transactions. AVIF agrees to provide JNL AND JNL NY with account positions and activity data relating to Share transactions via Networking. JNL AND JNL NY shall place trades for the previous Business Day with NSCC using Defined Contribution Clearance & Settlement (hereinafter, “DCC&S”) indicators, no later than 8:00 a.m. Central Time, and JNL AND JNL NY shall pay for Shares by the scheduled close of federal funds transmissions on the same Business Day on which it places an order to purchase Shares in accordance with this section. Payment shall be in federal funds transmitted by wire from the designated NSCC Settling Bank (on behalf of the JNL AND JNL NY).

For purposes of this Agreement, “Fund/SERV” shall mean NSCC’s system for automated, centralized processing of mutual fund purchase and redemption orders, settlement, and account registration; “Networking” shall mean NSCC’s system that allows mutual funds and life insurance companies to exchange account level information electronically; “DCC&S” shall refer to an NSCC program that facilitates the automated processing and reporting of defined contribution transactions among asset managers, plan trustees, and plan administrators, including third-party administrators; and “Settling Bank” shall mean the entity appointed by AVIF to perform such settlement services on behalf of AVIF, which agrees to abide by NSCC’s then current rules and procedures insofar as they relate to same day funds settlement. In all cases, processing and settlement of Share transactions shall be done in a manner consistent with applicable law.

In the event that any Party is prohibited from communicating, processing or settling Share transactions via Fund/SERV or Networking, such Party shall notify the other Parties by 9:00 a.m. Central Time. After all Parties have been notified, the provisions of paragraphs (b) and (c) of this Section 2.1 shall apply.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: January 1, 2015.

INVESCO VARIABLE INSURANCE FUNDS
Attest:	/s/ Veronica Castillo	By:	/s/ John M. Zerr
Name:	Veronica Castillo	Name:	John M. Zerr
Title:	Assistant Secretary	Title:	Senior Vice President
INVESCO DISTRIBUTORS, INC.
Attest:	/s/ Veronica Castillo	By:	/s/ Brian C. Thorp
Name:	Veronica Castillo	Name:	Brian C. Thorp
Title:	Assistant Secretary	Title:	Vice President
JEFFERSON NATIONAL LIFE INSURANCE COMPANY
Attest:	/s/ Missy Pulliam	By:	/s/ Craig A. Hawley
Name:	Missy Pulliam	Name:	Craig A. Hawley
Title:	Compliance Manager	Title:	General Counsel & Secretary
JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK
Attest:	/s/ Missy Pulliam	By:	/s/ Craig A. Hawley
Name:	Missy Pulliam	Name:	Craig A. Hawley
Title:	Compliance Manager	Title:	General Counsel & Secretary
JEFFERSON NATIONAL SECURITIES CORPORATION
Attest:	/s/ Missy Pulliam	By:	/s/ Craig A. Hawley
Name:	Missy Pulliam	Name:	Craig A. Hawley
Title:	Compliance Manager	Title:	General Counsel & Secretary